Exhibit 4.5

GORRISSEN FEDERSPIEL KIERKEGAARD

DRAFT V

(13.11.2002)

Loan Agreement
USD 318,989,791.10 plus DKK 196,931,797.75

between

Stolt Tankers Finance B.V.
as Borrower

and

Danish Ship Finance

as Lender

“Stolt Fleet Loan”

DSF-Loan No. 4126

List of Schedules
1.	General background and overall agreement
2.	Definitions
3.	The Facility
4.	Purpose of the Loan
5.	Conditions Precedent
6.	Novation
7.	Repayment
8.	Prepayment
9.	Interest Rate
10.	Fees and Costs
11.	Taxes
12.	Change in Circumstances and Law
13.	Security
14.	Negative Pledge
15.	Insurance
16.	Payments and Calculations
17.	Representations and Warranties
18.	Further Undertakings of the Borrower
19.	Loan Account
20.	Events of Default
21.	Default Interest
22.	Indemnity
23.	Assignment of this Agreement
24.	Power of Attorney
25.	Liability of the Lender
26.	Miscellaneous
27.	Law and Jurisdiction
28.	Communications

GORRISSEN FEDERSPIEL KIERKEGAARD

List of Schedules

1. Repayment Schedules (a-n)

2. Form of Mortgage (including Deed of Covenants)

3. First Priority Assignment of Earnings

4. First Priority Assignment of Insurances

5a. Guarantee from SNSA

5b. Guarantee from SNTG-LIB.

6. Undertakings by SNTG-BER., SNI, SNH, SNIES and SNTG BV

7. Form of Interest Fixing Agreement

8. Form of Notice of Novation

9. Guarantee of Shipowning Company

GORRISSEN FEDERSPIEL KIERKEGAARD

This Loan Agreement (the “Agreement”) is made on [ ], 2002 between:

(1)	Stolt Tankers Finance B.V.,
25 Karel Doormanweg,
3115 JD Schiedam
The Netherlands,
(the “Borrower”);

and

(2)	Danish Ship Finance (Danmarks Skibskreditfond)
1-3 Sankt Annae Plads,
DK-1021 Copenhagen K,
Denmark; (the “Lender”)

1.             General background and overall agreement

1.1           In order to obtain operational and financial benefits, the Guarantors’ (as defined below) has decided to transfer each of the 14 Vessels (as defined below) to the 14 Shipowning Companies (as defined below) and to make various other corporate, organisational and financial changes. The corporate structure of the relevant part of the Stolt Nielsen group of companies has been changed into and will for the duration of this Agreement remain the following:

[GRAPHIC OMITTED]

1.2           As a consequence of 1.1, the Lender, upon the Guarantors’ request, has agreed to restructure the following loan agreements (jointly and with exhibits and addenda, the “Old Agreements”), made between the Lender and the following borrowers (the “Old Borrowers”) and having the following initial loan amounts:

a)             Loan Agreement between DSF and Stolt Innovation Limited regarding M/S “Stolt Innovation”, dated February 25, 1998 (USD 47,600,000.00) (DSF Loan No. 2763);

b)            Loan Agreement between DSF and Stolt Confidence Limited regarding M/S “Stolt Confidence”, dated February 25, 1998 (USD 47,600,000.00) (DSF Loan No. 2764);

c)             Loan Agreement between DSF and Stolt Inspiration Limited regarding M/S “Stolt Inspiration”, dated February 25, 1998 (USD 47,600,000.00) (DSF Loan No. 2765);

d)            Loan Agreement between DSF and Stolt Creativity Limited regarding M/S “Stolt Creativity”, dated February 25, 1998 (USD 47,600,000.00) (DSF Loan No. 2766);

e)             Loan Agreement between DSF and Stolt Efficiency Limited regarding M/S “Stolt Efficiency”, dated April 16, 1996 (USD 54,800,000.00) (DSF Loan No. 2768);

f)             Loan Agreement between DSF and Stolt Concept Limited regarding M/S “Stolt Concept”, dated May 7, 1999 (USD 60,410,000.00) (DSF Loan No. 2933);

g)            Loan Agreement between DSF and Stolt Effort Limited regarding M/V “Stolt Effort”, dated December 13, 1999 (USD 61,800,000.00) (DSF Loan No. 2934);

h)            Loan Agreement between DSF and Stolt Perseverance Limited regarding M/S “Stolt Perseverance”, dated September 12, 2001 (USD 50,000,000.00) (DSF Loan No. 4051);

i)              Loan Agreement between DSF and Stolt Shipholding (Gibraltar) Limited regarding M/T “Stolt Tern” (DSF Loan No. 2365), M/T “Stolt Dipper” (DSF Loan No. 2366), M/T “Stolt Petrel” (DSF Loan No. 2367) and M/T “Stolt Kite” (DSF Loan No. 2368), dated February 5, 1996 (DKK 273,658,303.73);

j)              Loan Agreement between DSF and Stolt Shipholding (Gibraltar) Limited regarding M/T “Stolt Kittiwake” (DSF Loan No. 2468) and M/T “Stolt Guillemot” (DSF Loan No. 2469), dated June 20, 1996 (DKK 130,437,385.00).

1.3           The Loan is divided into the following tranches (the “Tranches”) corresponding to the principal amounts outstanding on the most recent Repayment Date under the Old Agreements, relating to the following vessels (the “Vessels”) and being of the following loan type:

a)             USD 29,292,307.70, M/S “Stolt Innovation”, Market Loan

b)            USD 29,970,370.40, M/S “Stolt Confidence”, Market Loan

c)             USD 29,970,370.40, M/S “Stolt Inspiration”, Market Loan

d)            USD 31,186,206.90, M/S “Stolt Creativity”, Market Loan

e)             USD 52,060,000.00, M/S “Stolt Efficiency”, CIRR Loan

f)             USD 47,465,000.00, M/S “Stolt Concept”, Market Loan

g)            USD 50,764,285.70, M/S “Stolt Effort”, Market Loan

h)            USD 48,281,250.00, M/S “Stolt Perseverance”, Market Loan

i)              DKK 31,126,204.00, M/S “Stolt Tern”, Index Loan

j)              DKK 28,043,234.04, M/S “Stolt Dipper”, Index Loan

k)             DKK 31,489,072.38, M/S “Stolt Petrel”, Index Loan

l)              DKK 31,457,963.94, M/S “Stolt Kite”, Index Loan

m)            DKK 35,821,308.65, M/S “Stolt Kittiwake”, Index Loan and

n)            DKK 38,994,014.74, M/S “Stolt Guillemot”, Index Loan.

1.4           The restructuring includes, inter alia,

a)             all obligations under the Old Agreements (including the obligation to pay the Indebtedness thereunder) have been assigned by the Old Borrowers to and taken over (“Novated”) by the Borrower;

b)            subject to the terms of this Agreement:

•              the obligations of the Borrower under this Agreement are in direct continuation of (and shall not limit) the obligations of the Old Borrowers under the Old Agreements; and

•              the obligations of SNSA and SNTG-LIB. under this Agreement are in direct continuation of (and shall not limit) their obligations regarding the Old Agreements;

•              after Novation of all Tranches the Old Borrowers are entitled to be released from all obligations (except for indemnity obligations) under the Old Agreements.

c)             SNTG-BER. shall not guarantee the obligations of the Borrower under this Agreement and shall simultaneously with the Old Borrowers, be released from all obligations under the Old Agreements;

d)            The obligations under this Agreement shall be secured, inter alia, by guarantees from SNSA and SNTG-LIB and by guarantees from the Shipowning Companies supported by fleet mortgages registered against the Vessels.

1.5           By its signature on this Agreement the Borrower, subject to the terms of this Agreement, as guarantor (“selvskyldnerkautionist” as such term is defined under Danish law) becomes liable for all of the Old Borrowers’ performance of their obligations under all of the Old Agreements. This means, inter alia:

a)             The Mortgage relating to each Tranche Novated hereunder shall secure both the Indebtedness under this Agreement and, until all Tranches have been Novated hereunder, the Indebtedness under the Old Agreements.

b)            Irrespective of whether a Tranche has been Novated on an Interest Payment Date or not, the Borrower shall be liable for payment of Interest for the full Interest Period (and not only a pro rata part thereof). Any pro rating of Interest shall be settled between the Borrower and the relevant Old Borrower, unless otherwise agreed with the Lender.

1.6           With respect to the existing Loan Agreement between DSF and DVB Bank A.G. (formerly Deutsche Verkehrsbank) and Stolt Achievement Limited regarding M/S “Stolt Achievement”, dated January 14, 2000 (USD 50,000,000.00) (DSF Loan No. 3088) the following has been agreed:

a)             A new loan agreement shall be prepared and executed (simultaneously with the execution of this Agreement) between Stolt Shipowning Co. BV as borrower, DSF and DVB Bank A.G. as lenders and DSF as agent.

b)            The new loan agreement shall reflect the terms and conditions of this Agreement.

c)             There shall be no references (except for cross-default) between such new loan agreement and this Agreement.

d)            An up front fee of USD 10,000 is payable to DVB Bank A.G. and DSF (for distribution) in connection with novation under the new agreement.

e)             All costs relating to the preparation and executing of the new agreement are for the account of the Borrower.

2.             Definitions

In this Agreement the following expressions have the meanings attributed to them below unless the context otherwise requires:

“Agreement” means this Agreement as it may be amended from time to time including its Schedules and the Securities.

“Banking Day” means:

For Market Loans: Any day on which banks and foreign exchange markets are open for the transaction of business in New York, London and Copenhagen;

For CIRR Loans: Any day on which banks and foreign exchange markets are open for the transaction of business in New York and Copenhagen;

For Index Loans: Any day on which banks and foreign exchange markets are open for the transaction of business in Copenhagen.

“Bareboat Charterparty” means for each Vessel the Bareboat Charterparty to be entered into between a Shipowning Company (as Owner) and SNTG BV (Tranches a-h) and SNIES, respectively (Tranches i-n), see Clause 5.1.20.

“Borrower” means Stolt Tankers Finance B.V., a limited liability company, duly established and validly existing pursuant to the legislation of the Netherlands and having chamber of commerce no. 24 33 76 13. The Borrower is 100 per cent owned by SNTG BV, which is 100 per cent owned by SNH, which is 100 per cent owned by SNI, which is 100 per cent owned by SNTG-BER., which is 100 per cent owned by SNTG-LIB., which is 100 per cent owned by SNSA.

“CIRR” means the rate per annum advised by the Lender to the Borrower to be the USD Commercial Interest Reference Rate as published on or about the fifteenth day of every month by the Danish Agency for the Development of Trade and Industry (“Erhvervsfremme Styrelsen”) for the relevant maturity.

“CIRR Loan” means Tranche e).

“Consolidated Debt” means for SNTG-BER., SNI, SNH, SNTG BV, the Borrower and all subsidiaries of the aforesaid, at any time and on a consolidated basis, the aggregate value of (i) moneys borrowed, plus (ii) notes payable (whether promissory notes or otherwise) plus (iii) amounts raised by acceptance under any acceptance credit facility, plus (iv) amounts raised pursuant to any note purchase facility or the issue of bonds, notes, debentures or similar instruments, plus (v) the amount of any liability in respect of lease or hire purchase obligations which, according to US GAAP, would be treated as finance or capital lease, plus (vi) all contingent liabilities, including guarantee obligations, related to debt and capital lease obligations of third parties which, according to

US GAAP, are considered probable and estimable, plus (vii) subordinated debt, less (viii) the amount of that part of any financial Indebtedness for which there is a blocked or restricted cash deposit which will repay such part of such financial Indebtedness.

“Default Interest” has the meaning ascribed to it in clause 21.

“DKK” means Danish Kroner, the lawful currency of the Kingdom of Denmark.

“DSF” means Danish Ship Finance (alias Danmarks Skibskreditfond), a self-owning Danish foundation, duly established and validly existing pursuant to special Danish legislation.

“Earnings” means all earnings and monies due and to become due to any of the Shipowning Companies arising out of any and all present and future charter-parties, including the Bareboat Charterparty, bills of lading, contracts of affreightment, requisition or activities of any Vessel, including all claims for money, loss or damages arising out of the present or future use, chartering, operation or management of any Vessel.

“Event of Default” means any of the events listed in Clause 20 of this Agreement.

“Facility” means the Loan Facility or any part thereof available to the Borrower according to this Agreement.

“Guarantor” means each of SNSA, SNTG-LIB. and the Shipowning Companies.

“Indebtedness” means the outstanding part of the Loan, as determined by the Lender, together with all Interest, Default Interest, Interest Breakage Costs, Indexation and other sums, costs and indemnities payable by the Borrower to the Lender under this Agreement, including without limitation (until all Tranches hereunder have been Novated) any amount outstanding under any of the Old Agreements.

“Indexation” means the index-adjustment of Index Loans to be calculated by the Lender on the basis of the Danish Shipping Companies Index factor (as published from time to time by the Copenhagen Stock Exchange) or, in case such index factor is not available, another similar index factor chosen by the Lender. Adjustments will be made every 31 December and 30 June, respectively. Adjustments will be made in accordance with the half-yearly percentage changes in the Shipping Companies Index factors as of 30 June and 31 December. The maximum half-yearly Indexation is 0.7472% (zero point seven four seven two per cent).

“Index Loan” means each of Tranches i), j), k) l), m) and n).

“Interest” has the meaning ascribed to it in Clause 9;

“Interest Breakage Costs” means an amount to be calculated from time to time by the Lender as:

For Market Loans with an Interest Period not exceeding 6 months: the loss or gain of breaking any remaining part of the current Interest Period.

For Market Loans with an Interest Period exceeding 6 months: the loss or gain calculated on the basis of a conversion of all remaining (i.e. for the period during which interest has been fixed) interest payments (less the Margin) to the 6 months USD LIBOR minus 0.125% (zero point one two five per cent) (on the date of prepayment). The market rate then prevailing for the remaining part of the Tranche, as determined by the Lender, shall be used as discounting rate.

For CIRR Loans: the difference between the outstanding principal amount of the relevant Tranche and the market value of the Tranche, which market value shall be calculated by the Lender as the net present value of the aggregate of (i) all outstanding instalments at the time of (p)repayment and (ii) all Interest that would have been payable thereon, using as discounting rate the CIRR applicable at the date of (p)repayment for a period equal to the remaining maturity of the Tranche at the time of (p)repayment (or in case of a part prepayment, an amount equal to the proportional part of the above aggregate amount). If at the time of prepayment the fixing of the CIRR has been abandoned, the discounting rate shall be the rate of Interest per annum determined by the Danish Central Bank (“Danmarks Nationalbank”) to be the replacement for CIRR for the relevant maturity.

For Index Loan: No Interest Breakage Costs are applicable (but the Tranche will be indexed on the basis of the index factor on the date of (p)repayment).

“Interest Payment Date” means:

For Index Loans and for Market Loans (for the latter, only as long as Interest has been fixed for a period ending on a day which is before the final Repayment Date of the relevant Tranche): The last Banking Day of the relevant Interest Period;

For Market Loans (except as described above) and CIRR Loans: Each 25 May and each 25 November (except for Tranche h where the agreed dates are each 25 April and each 25 October), or, if such day is not a Banking Day, then the immediate preceding Banking Day;

always provided that Interest shall be calculated and paid on a semi-annual basis.

“Interest Period” means:

For Tranche h): Each successive period of 6 (six) months from 1 May and 1 November, and

For all other Tranches: Each successive period of 6 (six) months from 1 June and 1 December;

or such other Interest Period as may from time to time be agreed between the Borrower and the Lender.

“Lender” means DSF and any other bank or financial institution to whom any part of the Loan is owed (by means of syndication, succession, assignment or otherwise).

“LIBOR” means the rate of interest quoted on Telerate page 3750 (or such other widely used International Electronic Information System as the Lender may determine) for the relevant Interest Period at or about 11.00 a.m. London time, two London Banking Days prior to the commencement of such Interest Period. Alternatively, LIBOR shall be determined by the Lender as the rate of Interest at which the Lender is offered deposits for such Interest Period by prime banks in the Interbank Market at or about 11.00 a.m. London time, two London Banking Days prior to the commencement of such Interest Period.

“Loan” means the total aggregate amount advanced by the Lender to the Borrower pursuant to this Agreement and not yet repaid.

“Loan Agreement” means this Agreement.

“Loan Account” means the accounts in the Lender’s book relating to this Agreement.

“Margin” means 0.08 % p.a. (zero point zero eight per cent per annum), to be calculated by the Lender with respect to Tranches a) - g) and paid by the Borrower.

“Market Loan” means each of Tranches a), b), c), d), f), g), and h).

“Mortgage” means the first priority fleet mortgage(s) over the Vessels registered with the Cayman Islands Ship’s Registry.

“Novation” means for each Tranche the Borrower’s acceptance to be bound and committed as Borrower.

“Repayment Date” means each successive Interest Payment Date.

“Securities” means the documents, rights and other assets granted to the Lender under Clause 13.

“Shipowning Companies” means each of 14 limited liability companies, duly incorporated and validly existing under Dutch law, each owning 1 Vessel and each being 100 per cent owned by SNTG BV.

“SNH” means Stolt-Nielsen Holdings B.V., a limited liability company, duly incorporated and validly existing under Dutch law, being 100 per cent owned by SNI and itself owning the entire share capital of SNTG BV.

“SNI” means Stolt-Nielsen Investments N.V., a limited liability company, duly incorporated and validly existing under Netherlands Antilles law, being 100 per cent owned by SNTG-BER., and itself owning the entire share capital of SNH.

“SNIES” means Stolt-Nielsen Inter European Service B.V., a limited liability company, duly incorporated and validly existing under Dutch law, being 100 % owned by SNTG BV.

“SNSA” means Stolt Nielsen S.A., a company duly incorporated and existing under the laws of the Grand Duchy of Luxembourg, owning the entire share capital of SNTG-LIB.

“SNSA-Guarantee” means an unlimited, unconditional and irrevocable guarantee issued by SNSA in respect of the Borrower’s obligations under this Agreement.

“SNTG BV” means Stolt-Nielsen Transportation Group B.V., a limited liability company duly incorporated and validly existing under Dutch law, being 100 per cent owned by SNH and itself owning the entire share capital of the Borrower.

“SNTG-BER.” means Stolt-Nielsen Transportation Group Ltd., a company duly incorporated and existing under the laws of Bermuda, being 100 per cent owned by SNTG-LIB., and itself owning the entire share capital of SNI.

“SNTG-LIB.” means Stolt-Nielsen Transportation Group Ltd., a company duly incorporated and existing under the laws of the Republic of Liberia, being 100 per cent owned by SNSA and itself owning the entire share capital of SNTG-BER.

“SNTG-LIB.-Guarantee” means an unlimited, unconditional and irrevocable guarantee issued by SNTG-LIB. in respect of the Borrower’s obligations under this Agreement.

“Tranche” means the part of the Indebtedness relating to each Vessel.

“USD” means United States Dollar, the lawful currency of the United States of America.

“Vessel” means each of the 14 Vessels listed in Clause 1.3 above, registered in the Cayman Islands Ship’s Registry.

- o0o -

Clause headings are for ease of reference only. Words in the singular number include the plural and vice versa. The documents referred to above include their schedules and securities and any subsequent amendments acceptable to the Lender.

3.             The Facility

3.1           The Lender hereby grants the Facility to the Borrower upon the terms and conditions of this Agreement, viz. by the Borrower’s Novation of the obligations of the Old Borrowers according to the Old Agreements.

3.2           The Facility is available to the Borrower in up to 14 Tranches in the aggregate not exceeding the aggregate of Loans under the Old Agreements, viz. USD 318,989,791.10 plus DKK 196,931,797.75.

3.3           Each Novation shall be made with an amount corresponding to one or several Tranches.

3.4           The Lender has the option to cancel the Facility (or any outstanding Tranche or part thereof) on January 31, 2003, unless the Facility has been fully Novated prior to this date, see also Clause 20.1.18.

4              Purpose of the Loan

4.1           The purpose of the Loan is to assist with the financing of the restructuring described in Clause 1.1 above by way of the Novation of the obligations under the Old Agreements being agreed as partial payment of the agreed purchase prices for the Vessels.

4.2           The proceeds payable to the Old Borrowers under the Old Agreements were used for the purpose of assisting with the financing of their acquisition of the Vessels as described in the Old Agreements. Consequently, the proceeds of the Loan has already been fully disbursed by the Lender, and no part of the proceeds will be paid or advanced to the Borrower in connection with the Novation under this Agreement.

5.             Conditions Precedent

5.1           The obligations of the Lender to make each Tranche of the Facility available are conditional on and the Borrower shall not give any notice of its intention to request a Novation hereunder until and unless the Lender no later than 2.30 p.m. Copenhagen time on the day which is two Banking Days prior to the date on which such notice is served has received the following documents and found the same to be satisfactory in form and substance:

5.1.1        a certified copy of the certificate of incorporation, the articles of association and the by-laws of the Borrower and of the relevant Shipowning Company;

5.1.2        a certified copy of the budgets of the Borrower and of the relevant Shipowning Company and a certified copy of the Borrower’s and of the relevant Shipowning Company’s balance sheet on the date of Novation;

(for the time being and until further notice, the Lender has waived the Borrower’s and the Shipowning Company’s performance of this condition).

5.1.3        certified copies of SNSA’s most recent balance sheets;

5.1.4        a certified copy of the Stolt Tanker Joint Service Agreement;

5.1.5        certified copies of the articles of association of SNSA, SNTG-LIB., SNTG-BER., SNI, SNH and SNTG BV;

5.1.6        certified copies of the sales contract or MOA, bill of sale and certificate of acceptance and delivery made between the relevant Shipowning Company (as Buyer) and the relevant Old Borrower (as Seller) of the relevant Vessel and of any loan agreement made between the Borrower (as creditor) and the relevant Shipowning Company or SNTG BV (as debtor);

5.1.7        evidence that the relevant Vessel upon Novation will be registered with the Cayman Islands Ship’s Registry in the name of the relevant Shipowning Company and that the Vessel will be free of any registered mortgages and encumbrances, except for the Mortgage;

5.1.8        evidence that the insurances provided for in this Agreement have been effected and mortgagee clauses (in favour of the Lender), duly noted or issued by the insurers;

5.1.9        certified copies of (i) clean class certificates and (ii) tonnage certificate for the Vessel;

5.1.10      a legal opinion from Wouters Advocaten on Dutch law and relating to such matters as the Lender has determined;

5.1.11      a legal opinion from Allan Winsor on Liberian law and relating to such matters as the Lender has determined;

5.1.12      a legal opinion from Conyers Dill & Pearman on Bermuda law and relating to such matters as the Lender has determined;

5.1.13      a legal opinion from Walkers on Cayman Islands law and relating to such matters as the Lender has determined;

5.1.14      a legal opinion from Elvinger, Hoss & Prussen on Luxembourg law and relating to such matters as the Lender had determined;

5.1.15      undertakings from SNSA, SNTG-LIB., SNTG-BER., SNI, SNH, SNIESand SNTG BV relating to such matters including subordination as the Lender has reasonably determined;

5.1.16      the Securities, except for the Mortgage, duly established and perfected together with any and all documents required by the Lender in this connection;

5.1.17      the Mortgage with deed of covenants;

5.1.18      confirmation that the Mortgage has been delivered to a Cayman Islands counsel acceptable to the Lender for registration against the relevant Vessel in the Cayman Islands Ship’s Registry and confirmation from such counsel that the Mortgage is ready for registration with first priority;

5.1.19      certified copies of minutes from board meetings in SNSA, SNTG-LIB., SNTG-BER., SNI, SNH, SNIES, SNTG BV and the relevant Shipowning Company, approving the financial arrangements outlined in this Agreement, including the granting of the SNSA-Guarantee, the SNTG-LIB.-Guarantee, the undertakings described in Schedule 6 and the guarantees by the Shipowning Companies;

5.1.20      a certified copy of the relevant Bareboat Charterparty, and in respect of the Bareboat Charterparty made with SNIES, a performance guarantee, on terms acceptable to the Lender, from SNTG BV covering the obligations of SNIES.

5.2           The above conditions shall be fully complied with in connection with each Novation. However, the Lender is willing to consider to which extent the compliance with all conditions can be waived in connection with the Novation of Tranches other than the first Tranche Novated hereunder.

6.             Novation

6.1           Subject to the other provisions hereof, the relevant Tranche(s) shall be Novated by the Borrower at its request, if

(i)            not later than 4 (four) Banking Days before the Novation, the Lender has received from the Borrower a written notice of Novation irrevocably requesting the Novation;

(ii)           the requested Novation is equal to one or several Tranches;

(iii)          no event has occurred which is or may become with passage of time or giving of notice or both an Event of Default under this Agreement and / or under the Old Agreements;

(iv)          the representations and warranties set out in Clause 17 are true on the proposed Novation date;

(v)           no event has occurred which in the reasonable discretion of the Lender constitutes a material adverse change of the position (financial or otherwise) of the Borrower and / or of the relevant Shipowning Company;

(vi)          the Lender has received an up front fee in the amount of USD 10,000 payable in connection with the first Novation hereunder;

(vii)         the Lender has received evidence that the Mortgage has been, or upon the Novation will be, duly registered in the Cayman Islands Ship’s Registry, with first priority against the relevant Vessel.

6.2           Tranches a) - h) have been disbursed in USD and shall, throughout the Loan period, remain outstanding in USD.

6.3           Tranches i) - n) have been disbursed in DKK and shall, throughout the Loan period, remain outstanding in DKK.

6.4           The Borrower shall on demand pay and indemnify the Lender for all costs, losses and expenses incurred by the Lender, in the event that the Borrower, whether by reason or failure, to satisfy any condition precedent or otherwise, fails to give notice of Novation prior to the date stated in Clause 3.4 or fails to Novate the full Loan.

7.             Repayment

7.1           The Borrower agrees to repay each Tranche as described in each of the attached repayment schedules (Schedule 1).

7.2           Notwithstanding the above, any outstanding balance of the Indebtedness shall be paid in full as follows:

(i)            if the Lender so demands after any occurrence and continuance of an Event of Default;

(ii)           on 25 November, 2013

8.             Prepayment

8.1           The Loan or any Tranche thereof can be prepaid in whole or in part - minimum with multiples of USD 1.5 million (Tranches denominated in USD) or DKK 10 millions (Tranches denominated in DKK)) by the Borrower, provided that the Borrower has notified the Lender of his in-

tention thereof at least 30 (thirty) Banking Days before the date of prepayment which shall be the first day of an Interest Period; and that the amount to be prepaid shall be calculated in accordance with Clause 8.3 hereof.

8.2           A prepayment premium of 0.25% (zero point two five per cent) of the prepaid part of the Loan shall be payable by the Borrower to the Lender in connection with any prepayment.

8.3           The amount to be paid by the Borrower in case of any prepayment shall be the Indebtedness relating to the relevant Tranche on the date of prepayment as calculated by the Lender.

For Index Loans, the Indexation shall be calculated by the Lender on the basis of the index factor on the date of prepayment.

8.4           A prepayment may not be financed by use of any of the Securities, except for the Mortgage on the Vessel relating to a prepaid Tranche, provided that the value of the remaining Vessels enables the Borrower to comply with Clause 18.1.19.

8.5           Any amount prepaid may not be redrawn, except if accepted by the Lender pursuant to Clause 8.6. Any notice to prepay shall be irrevocable and unconditional and shall commit the Borrower to prepay the relevant part of the Indebtedness.

8.6           In case of the sale of a Vessel by a Shipowning Company, the Borrower or the Shipowning Company may, as an alternative to prepaying the relevant Tranche, replace the sold Vessel with an alternative Vessel of at least the same age, condition and market value as the sold Vessel, always provided that such replacement has been approved in advance by the Lender, and, further, provided that such alternative Vessel enables the Borrower to comply with Clause 18.1.19. All costs relating to such replacement shall be payable by the Borrower in addition to a fixed replacement fee to be calculated by the Lender as 0.25% (zero point two five per cent) of the relevant Tranche.

The above option to replace a sold Vessel shall not apply in respect to Tranche e), which (due to the special CIRR-terms) shall be fully repaid in connection with a deletion of M/S Stolt Efficiency from the Mortgage.

9.             Interest Rate

9.1           Interest shall be paid (in arrears) by the Borrower to the Lender on each Interest Payment Date.

9.2           The Rate of Interest applicable to each Tranche from Novation to the final maturity shall be:

a)             (M/S “Stolt Innovation”), fixed throughout the loan period at 6.35 % p.a. (six point three five per cent per annum);

b)            (M/S “Stolt Confidence”), fixed throughout the loan period at 6.60 % p.a. (six point six zero per cent per annum);

c)             (M/S “Stolt Inspiration”), fixed throughout the loan period at 6.60 % p.a. (six point six zero per cent per annum);

d)            (M/S “Stolt Creativity”), fixed throughout the loan period at 6.38 % p.a. (six point three eight per cent per annum);

e)             (M/S “Stolt Efficiency”), fixed throughout the loan period at 8.5228 % p.a. (eight point five two two eight per cent per annum);

f)             (M/S “Stolt Concept”), fixed throughout the loan period at 6.045 % p.a. (six point zero four five per cent per annum);

g)            (M/S “Stolt Effort”), fixed from 1 December 2002 to 1 December 2006 at 5.42 % p.a. (five point four two per cent per annum), including the Lender’s cost of funding fixed at 0.3 % p.a. (zero point three per cent per annum). Before 1 December 2002 and after 1 December 2006: 6 months USD LIBOR plus the Lender’s cost of funding fixed at 0.3 % p.a. (zero point three per cent per annum);

h)            (M/S “Stolt Perseverance”), fixed from 1 November 2003 to 1 November 2007 at 5.81 % p.a. (five point eight one per cent per annum), including existing margin agreed for this Tranche at 0.8 % p.a. (zero point eight per cent per annum). Before 1 November 2003 and after 1 November 2007: 6 months USD LIBOR plus (existing margin) 0.8 % p.a. (zero point eight per cent per annum);

i)              (M/S “Stolt Tern”), fixed throughout the loan period at 4.50 % p.a. (four point five zero per cent per annum) including existing margin agreed for this Tranche at 0.5 % p.a. (zero point five per cent per annum) plus Indexation;

j)              (M/S “Stolt Dipper”), fixed throughout the loan period at 4.50 % p.a. (four point five zero per cent per annum) including existing margin agreed for this Tranche at 0.5 % p.a. (zero point five per cent per annum) plus Indexation;

k)             (M/S “Stolt Petrel”), fixed throughout the loan period at 4.50 % p.a. (four point five zero per cent per annum) including existing margin agreed for this Tranche at 0.5 % p.a. (zero point five per cent per annum) plus Indexation;

l)              (M/S “Stolt Kite”), fixed throughout the loan period at 4.50 % p.a. (four point five zero per cent per annum) including existing margin agreed for this Tranche at 0.5 % p.a. (zero point five per cent per annum) plus Indexation;

m)            (M/S “Stolt Kittiwake”), fixed throughout the loan period at 4.50 % p.a. (four point five zero per cent per annum) including existing margin agreed for this Tranche at 0.5 % p.a. (zero point five per cent per annum) plus Indexation; and

n)            (M/S “Stolt Guillemot”), fixed throughout the loan period at 4.50 % p.a. (four point five zero per cent per annum) including existing margin agreed for this Tranche at 0.5 % p.a. (zero point five per cent per annum) plus Indexation.

Plus (for Tranches a) - g) only) the Margin (for the sake of clarity it is noted that the Margin shall not reduce the cost of funding referred to in Tranche g)).

9.3           All sums falling due hereunder by way of Interest and / or Default Interest will be calculated by the Lender on the basis of:

Market Loan: actual number of days (365) elapsed over a year of 360 (three hundred and sixty) days.

CIRR Loan: a year of 360 / 360 (three hundred and sixty) days.

Index Loan: a year of 360 / 360 (three hundred and sixty) days.

9.4           The Lender and the Borrower may from time to time agree to fix fluctuating Rate of Interests for periods agreed upon between them. Such fixing shall be made on terms acceptable to the Lender and Schedule 7 shall apply with such amendments as may be requested by the Lender.

10.           Fees and Costs

10.1         The Borrower shall pay the fees described in Clause 6.1 (vi), any and all lawyer’s fees, stamp duties, court fees, notarisation fees and official duties or fees incurred by the Lender in any jurisdiction in connection with the negotiation, entering into and bringing into effect the Agreement and the establishment and registration of the Securities and other documents provided hereunder.

10.2         In addition to the other payments provided for in this Agreement, the Borrower shall reimburse the Lender on demand for all costs and out-of-pocket expenses (including market valuation expenses, legal expenses, translations and costs to external advisers and experts) incurred by the Lender in connection with the execution, enforcement of or preservation or maintenance of any rights under this Agreement or the Securities or in connection with the granting on any consent hereunder.

10.3         In respect of any asset or right included or referred to in the Securities the Borrower shall further pay maintenance, repair, insurance cover, surveillance, costs to prevent or release arrest, all expenses, including legal expenses reasonably incurred by the Lender and other costs to external advisers as well as any other expenses incurred by the Lender as the result of an Event of Default.

11.           Taxes

11.1         All payments (whether of principal, Interest or otherwise) to be made by the Borrower to the Lender shall be made in full without set-off or counterclaim and free and clear of and without withholding or deduction for any taxes (except for local income tax on the Lender’s general income), levies, duties, charges, fees, deductions or withholdings of any nature now or hereinafter imposed on the Borrower or on the Lender. If at any time applicable law requires the Borrower or the Lender to make any such payment, deduction or withholding, the sum due from the Borrower shall be increased to the extent necessary to ensure that the Lender receives a sum equal to the sum which it would have received had no such payment, deduction or withholding been required.

11.2         The Borrower shall pay the full amount deducted or withheld to the appropriate taxing authority or other agency within the time allowed for such payment under applicable law, and the Borrower shall hold the Lender harmless from any liability in respect of delay or failure by the Borrower to pay any such taxes or withholdings, provided the Borrower has received timely notice from the Lender. The Borrower shall deliver to the Lender within 30 days after it has made any payment from which it is required by law to make any deduction or withholding a receipt issued by the applicable tax or other authority evidencing the deduction or withholding.

11.3         Nothing herein shall:

(i)            require the Lender to disclose to the Borrower any details of, or any information regarding, its tax affairs; or

(ii)           interfere with, or in any way effect, the right of the Lender to arrange its tax affairs in whatever manner it thinks fit in its absolute discretion.

11.4         The Lender shall not be under any obligation whatsoever to claim relief in respect of any tax payment, either at all or in priority to any other reliefs, claims or credits available to it.

12.           Change in Circumstances and Law

12.1         If by reason of the introduction of or change in any applicable law, regulation or ruling (whether or not having the force of law) or by reason of any other circumstances affecting the Lender, including but not limited to the introduction or any change in the official reserve, special deposit requirements or capital adequacy requirements for the Lender in connection with loans similar to this Loan the cost of the Lender of making, funding or maintaining the Loan is increased or any other condition is imposed on the Lender, then the Borrower shall on demand indemnify the Lender in respect of such increased cost or against the effects of any such other condition. The Lender shall co-operate with the Borrower with a view to reducing such increased costs.

12.2         In the event that it becomes unlawful for the Lender to maintain the Loan by reason of any change after the date of this Agreement in any law, regulation or directive, then the Borrower shall on demand prepay the Indebtedness to the Lender in accordance with clause 8 (including clause 8.3) and in such case no prepayment fee shall be payable to the Lender.

13.           Security

13.1         The Indebtedness and all sums due now or hereafter to the Lender under this Agreement, the Securities or otherwise whether actual or contingent shall be and are hereby secured by the following Securities which shall be provided by the Borrower to the Lender in form and substance acceptable to the Lender, and where appropriate, regis-

tered and/or notified to obtain perfection and priority against third parties.

13.1.1      The guarantees from the Shipowning Companies (schedule 9).

13.1.2      The Mortgages, including deeds of covenants (schedule 2), which shall be on terms acceptable to the Lender and for an amount expressed in USD and DKK corresponding to the Indebtedness.

13.1.3      The first priority assignments to the Lender of all Earnings of the Vessels, (Schedule 3).

13.1.4      The first priority assignments of all insurances of the Vessels (Schedule 4).

13.1.5      The SNSA-Guarantee and the SNTG-LIB.-Guarantee (Schedule 5a and 5b).

13.1.6      The Undertakings by SNTG-BER., SNI, SNH, SNIES and SNTG BV (Schedule 6).

13.2         All of the Securities mentioned above in clause 13.1 shall be maintained as long as any Indebtedness is outstanding. Only upon the full, irrevocable and unconditional payment of the Indebtedness outstanding under this Agreement, shall the Lender be obliged to release the Securities. Subject to clause 18.1.19 the Lender will release a Vessel from the Mortgage in connection with the Tranche relating to such Vessel being fully prepaid in accordance with clause 8.

14.           Negative Pledge

14.1         For as long as any Indebtedness is outstanding, neither the Borrower nor any of the Shipowning Companies shall give to any other party any mortgage or other form of security over any of the Securities, its assets, Earnings or cash flow.

14.2         For as long as any Indebtedness is outstanding, the Borrower, SNSA and SNTG-LIB. shall not give to any other party (and cause the relevant company not to give to any party) any pledge or other form of security over the shares of SNTG-LIB., SNTG-BER., SNI, SNH, SNTG BV, the Borrower, SNIES or the Shipowning Companies.

15.           Insurance

15.1         The Borrower and the Shipowning Companies shall upon delivery and as long as any Indebtedness is outstanding effect and maintain, or procure to be maintained the following insurances on each Vessel:

(i)            hull and machinery insurance, including insurance against actual, agreed, constructive or compromised total loss;

(ii)           war risk insurance, including blocking and trapping insurance covering both hull and deprivations;

(iii)          protection and indemnity insurance, including freight, demurrage, oil pollution and defence;

(iv)          all such insurances to cover innocent mortgagee interest in favour of the Lender;

(v)           mortgagees’ additional perils (pollution) insurance for such insurance sums as the Lender may request, always provided that such request can only be tendered if such insurance has become standard and customary in the Borrower’s trade; and

(vi)          such additional insurances as the Lender in its sole reasonable discretion may request.

15.2         The insurances identified in (i), (ii) and (if relevant) - (v) and (vi) shall be effected in USD and for the higher of the full market value of each Vessel or 120% (one hundred and twenty per cent) of the relevant Tranche and with first class international insurers and on such conditions as the Lender shall have previously approved in writing.

15.3         The Borrower shall provide that the insurance policies contain loss payable clauses, notice of assignment clauses and notice of cancellation clauses acceptable to the Lender and a clause providing that changes (except for such changes that do not imply a material deterioration of the rights of the Lender) to the policies cannot be effected without the prior written consent of the Lender, all such clauses to be endorsed on the policies.

15.4         The Borrower shall provide that all insurance policies or cover notes have clauses to the effect that any and every sum receivable in the event of actual, agreed, constructive or compromised total loss or partial damage claims exceeding USD 1,000,000 (United States Dollars one million) can only be paid to the Borrower subject to the prior written consent of the Lender, which consent shall not be unreasonably withheld.

15.5         The Borrower will supply the Lender from time to time on request (and in any event at least annually) with such information as the Lender may in its sole discretion require with regard to the insurance and the brokers, underwriters, insurers associations or clubs through or with which the insurances are placed.

15.6         The Borrower shall duly pay or procure the payment of all premiums, calls and contributions and all other sums at any time payable in connection with the insurances and shall, no later than 14 days (or in the case of war risk insurance no later than 7 days) before the expiry of any of the insurances renew the same or procure the renewal of the same and shall immediately notify the Lender of such renewals once effected and at any time, if required by the Lender, shall provide the Lender with evidence satisfactory to the Lender in its discretion that all premiums, calls, contributions and other sums payable in respect of the insurances have been duly and punctually paid and that all declarations and notices required to be given by the owners or by the charterers to brokers, underwriters, insurers associations or clubs have been duly given.

15.7         In the event that the Borrower shall fail to take out or maintain the insurances referred to in clause 15.2 or to promptly pay premiums as required hereunder, the Lender on behalf of the Borrower or on behalf of the Shipowning Companies may take out such insurances and pay the premiums, and the Borrower shall on demand reimburse the Lender for such costs.

15.8         As an alternative to the Borrower effecting mortgagee Interest insurance (cf. clause 15.2 (iv) above) the Lender may at the sole cost and expense of the Borrower effect such insurance covering its Interest in such amounts and with such brokers as the Lender shall in its sole discretion decide. The insurances shall be entered into on terms, which shall substantially correspond to the standard terms prevailing in the market at the relevant time.

16.           Payments and Calculations

16.1         All payments made by the Borrower hereunder shall be made unconditionally without right of set-off or counterclaim and without any withholding or deduction whatsoever. All payments shall be received by the Lender for value at 10.00 a.m. local time on the relevant date at the place of payment in immediately available freely transferable and convertible funds to such account(s) as the Lender may from time to time notify to the Borrower.

16.2         Save in case of manifest error, an extract from the Loan Account shall always be conclusive so that the payment of any amount being claimed by the Lender as due and payable cannot be suspended or withheld by the Borrower by reason of a dispute of what is due and payable. Payment by the Borrower shall be without prejudice, however, to the obligation of the Lender to repay any amount collected or received in excess.

16.3         All payments made by the Borrower hereunder shall be applied first towards costs, fees and expenses, then towards Interest and finally towards repayment of the Loan unless otherwise decided by the Lender.

17.           Representations and Warranties

17.1         The Borrower, SNSA and SNTG-LIB. each represents and warrants as follows:

17.1.1      The Borrower is duly organised and validly existing under the laws of the Netherlands as a limited liability company, and has the necessary corporate power and authority to conduct its business and to enter into and perform the Agreement in accordance with its terms;

17.1.2      The Borrower has taken all necessary corporate action to authorise the entering into of this Agreement, including the Securities, and all obligations granted hereunder are valid, binding and enforceable on the Borrower in accordance with their respective terms and neither the Borrower’s performance or observance of any such obligation shall conflict with or result in any breach of any law or agreement by which the Borrower is bound;

17.1.3      The Borrower has obtained all consents, licenses and authorisations necessary for the entering into and the performance of this Agreement in accordance with its terms;

17.1.4      This Agreement, which has been signed by the duly authorised representative of the Borrower, is in full force and effect and constitutes valid binding and enforceable obligations of the Borrower;

17.1.5      The Borrower is not in default under any agreement to which it is a party and no condition or event which with the giving of notice and/or the lapse of time would constitute such an Event of Default exists, nor is it in violation of any rules, laws or regulations applicable to its business nor has any events of default occurred;

17.1.6      All agreements, to which the Borrower is a party, are valid, binding and enforceable and in full force and effect and no objections have been raised by its contract parties as to their validity or enforceability;

17.1.7      Neither the Borrower, any of the Shipowning Companies, SNSA, SNTG-LIB., SNTG-BER., SNI, SNH or SNTG BV are involved in any litigation or arbitration that could adversely affect its condition (financially or otherwise), nor are any such pending or threatening, nor has any event occurred which can give rise to such proceedings;

It is expressly understood and agreed that the adverse change referred to in this clause in the Lender’s opinion must make it more likely than not that the Borrower, any of the Shipowning Companies, SNSA, SNTG-LIB., SNTG-BER., SNI, SNH and SNTG BV would be unable to pay its debt when such debt became due. In such situation the Lender must advise the Borrower, any of the Shipowning Companies, SNSA, SNTG-LIB., SNTG-BER., SNI, SNH or SNTG BV in writing of the event or events which in the Lender’s opinion constitute an adverse change and - without prejudice to the Lender’s right to claim an Event of Default - allow the Borrower, SNSA, SNTG-BER. or SNTG-LIB. 14 days in which to dispute, clarify or respond otherwise;

17.1.8      All of the information, exhibits or financial reports furnished to the Lender by the Borrower or any entity affiliated therewith in connection with the negotiation of this Agreement and the agreements referred to herein are true and correct in all respects and do not contain any misstatement of fact or omits to state a fact necessary in order not to make such information, exhibits or financial reports misleading unless such misstatement or omission has been rectified;

17.1.9      The obligations of the Borrower under the Loan Agreement, the obligations of the Shipowning Companies under the guarantees and the obligations of SNSA and SNTG-LIB. under the SNSA-Guarantee and the SNTG-LIB.-Guarantee rank at least pari passu with the claims of the Borrower’s, the Shipowning Companies’, SNSA’s and SNTG-LIB.’s unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally;

17.1.10    The Loan Agreement, together with the other agreements and arrangements contemplated herein, constitutes the only material obligations of the Borrower and of the Shipowning Companies;

17.1.11    The following applies in respect of each of the Shipowning Companies, SNIES, SNTG-BER., SNI, SNH and SNTG BV:

a)             It is a company duly formed and validly existing under the laws of its incorporation;

b)            No pledge or other security interest exist in respect of its shares and its dividend-payments;

c)             It has not incurred any Consolidated Debt, except for debt between any members of the Stolt-Nielsen S.A.-group of companies;

d)            All and any of its present or future claims against the Borrower, any of the Shipowning Companies, SNIES, SNSA or SNTG-LIB. are fully subordinated to the claims of the Lender hereunder;

e)             It will not take, or cause to be taken, any action, which may give rise to an Event of Default hereunder.

17.1.12    All and any of the Borrower’s, any of the Shipowning Companies’, SNIES’, SNSA’s and SNTG-LIB.’s present or future claims (whether for payment of dividend, loan capital or otherwise) against each other are fully subordinated to (and can not compete with) the claims of the Lender hereunder. Especially, the Borrower is not, unless with the Lender’s prior approval, entitled to claim payment of any amount from the Shipowning Companies under the inter-company loans or accounts relating to the Borrower’s financing of the acquisition of the Vessels.

17.2         These representations and warranties shall be deemed to be made on each Novation and repeated perpetually until the Indebtedness has been fully repaid except for those contained in clauses 17.1.5, 17.1.6 and 17.1.7, which shall be deemed repeated only on the date of each Novation.

18.           Further Undertakings of the Borrower

18.1         The Borrower, SNSA and SNTG-LIB. each undertake with the Lender that as long as any Indebtedness is outstanding, the Borrower shall:

18.1.1      furnish the following to the Lender:

(i)            the annual accounts of the Borrower prepared in accordance with internationally generally accepted accounting principles (U.S.G.A.A.P.) as soon as such accounts are available and not later than six (6) months after the end of the financial year (for the time being and until further notice, the Lender has waived the Borrower’s performance of this undertaking);

(ii)           the annual budgets of the Borrower promptly after such budget has been approved by SNSA’s board of directors and in no event later than two (2) months after the commencement of the financial year (for the time being and until further notice, the Lender has waived the Borrower’s performance of this undertaking);

(iii)          the audited annual accounts of the Shipowning Companies, SNIES, SNSA, SNTG-LIB., SNTG-BER., SNI, SNH and SNTG BV, and the report detailing the revenue, and operating expenses, for the Stolt Tankers Joint Service, as soon as such material is available and, in any event not later than six (6) months after the end of the respective financial year (November 30); and

(iv)          the consolidated annual budget of SNSA promptly after such budget has been approved by SNSA’s board of directors and in no event later than two (2) months after the commencement of each of SNSA’s financial years.

All such material shall be in a form and substance acceptable to the Lender. The Borrower shall furnish audited annual accounts of SNSA and un-audited annual accounts of the other companies mentioned above (unless audited accounts are available also in respect of these companies).

18.1.2      furnish promptly to the Lender such other information and documents with respect to the Borrower or any Shipowning Company as the Lender may from time to time reasonably request, including but not limited to budgets;

18.1.3      notify promptly the Lender of any material event that has occurred or shall occur which may have a material adverse impact on the Borrower’s, any Shipowning Company’s, SNIES’, SNSA’s, SNTG-LIB.’s,

SNTG-BER.’s, SNI’s, SNH’s and SNTG BV’s condition or standing (financial or otherwise).

It is expressly understood and agreed that the adverse change referred to in this clause in the Lender’s opinion must make it more likely than not that the Borrower, any Shipowning Company, SNIES, SNSA, SNTG-LIB., SNTG-BER., SNI, SNH and SNTG BV would be unable to pay its debt when such debt became due. In such situation the Lender must advise the Borrower, any Shipowning Company, SNIES, SNSA, SNTG-LIB., SNTG-BER., SNI, SNH and SNTG BV in writing of the event or events, which in the Lender’s opinion constitute an adverse change and - without prejudice to the Lender’s right to claim an Event of Default - allow the Borrower, any Shipowning Company, SNIES, SNSA, SNTG-LIB., SNTG-BER., SNI, SNH and SNTG BV 14 days in which to dispute, clarify or respond otherwise;

18.1.4      procure that the relevant Shipowning Company remain the sole owner of the relevant Vessel and not make or permit any changes in the ownership, the operation or the registration thereof, without the prior written consent of the Lender;

18.1.5      not materially change or permit to be changed its articles of association or other constitutive documents, the Bareboat Charterparty or the Vessel’s participation in the Stolt Tanker Joint Service Agreement without the prior written consent of the Lender;

18.1.6      settle all its liabilities as and when they fall due and only when they fall due, immediately release its assets from expenses or attachments and not accept or demand any credit from suppliers in excess of normal credit terms;

18.1.7      not borrow any funds or to take on any obligations not contemplated in this Agreement;

18.1.8      provide answers to all of the Lender’s questions concerning the Vessel and its operations and give the Lender - or experts appointed by the Lender - access to the Vessel and its documentation;

18.1.9      maintain and make any foreign exchange operations and maintain any bank accounts and deposit accounts with banks approved by the Lender and to move such accounts and deposits to such bank which is approved by the Lender;

18.1.10    promptly notify the Lender of any damages to or alteration of any single Vessel involving costs in excess of USD 1,000,000 (United States Dollars one million);

18.1.11    notify promptly the Lender of any Events of Default or any event, which with the giving of notice or lapse of time may constitute an Event of Default hereunder;

18.1.12    procure that its business is carried out and each Vessel operated and maintained in accordance with (i) acknowledged, careful and sound practice in the shipping industry; (ii) general responsible business and technical standards for shipping; (iii) all rules and regulations applicable to such business; and (iv) not permit any Vessel to be used under conditions where the insurances do not fully cover or in any trade which is not lawful; and (v) not do any other business than operating the Vessel, administering its business hereunder and other agreements permitted hereunder and business in connection therewith;

18.1.13    keep up each Vessel or procure that each Vessel is kept in a state of good and seaworthy repair as to insure her compliance with the requirements from time to time of all applicable laws and regulations and of her insurers, and arrange that the Vessel is always managed by first class ships managers approved by the Lender which approval shall not be unreasonably withheld, SNTG BV being approved as ship manager;

18.1.14    uphold each Vessel’s present classification or other similar classification satisfactory to the Lender and open the Vessel and the Vessel’s class records for the Lender’s inspection and give the Lender the right to obtain copies of all class documents including survey reports;

18.1.15    not without the prior written consent of the Lender make or permit or cause to be made any material change in the structure, type or speed of any Vessel, except for such as are necessary in order to uphold the Vessel’s class or to comply with legal requirements;

18.1.16    comply with all terms and conditions included in the Securities to which it is a party;

18.1.17    immediately inform the Lender should the terms and conditions of any of the note purchase agreements executed by SNTG-LIB. not be complied with, or should an Event of Default occur under any of the note purchase agreements and, further, procure that SNTG-LIB. mails to the Lender copies of all general material, including circular letters, sent by SNTG-LIB. to the note purchasers;

18.1.18    not without the prior written consent of the Lender make any amendment to the Mortgage or any other material agreement or document to which the Borrower or any Shipowning Company is a party;

18.1.19    accept that all Vessels (irrespective of whether owned by the Shipowning Companies or by the Old Borrowers) shall at all times have a total market value of at least 125% (one hundred and twenty-five per cent) of the total Indebtedness. The Borrower shall on demand provide the Lender with additional security if and to the extent that the market value of any single Vessel or all Vessels according to the Lender’s calculation falls below this percentage. This obligation shall continue also after an Event of Default has occurred. The market value of each Vessel shall be computed as the average of two evaluations obtained by the Lender made on the basis of cash sale “as is - where is” and “willing buyer - willing seller”. The evaluations shall be obtained by brokers appointed by the Lender in the Lender’s sole discretion, provided that such brokers shall be experienced and recognised in the sale and purchase of chemical parcel tankers, for instance and by way of illustration only Barry Rogliano Salles (Paris), P. Bassoe (Oslo), A.L. Burbank (New York) and Wiborg Shipping AS (Oslo);

18.1.20    furnish to the Lender all material accounts and information sent to the major creditors of either any of the Shipowning Companies, SNIES, SNSA, SNTG-LIB., SNTG-BER., SNI, SNH or SNTG BV, and arrange that the Lender be represented during any meetings held between any of the aforesaid companies and a group (minimum 2) of creditors;

18.1.21    generally to do or procure to be done all things and acts which in the Lender’s opinion may be reasonably necessary or advisable in order to secure the Lender’s rights pursuant to this Agreement and the Securities, including without limitation to assign all of its rights and claims against the Shipowning Companies to the Lender;

19.           Loan Account

19.1         The Lender shall open and maintain on its books a Loan Account in accordance with the Lender’s normal practice to which shall be debited the amount lent by the Lender hereunder and Interest (including any Default Interest) accrued thereon from time to time, Indexation and other expenses and charges and to which shall be credited each payment whether of principal, Interest or otherwise received by it hereunder.

19.2         In legal action or proceeding arising out of or in connection with this Agreement the entries made in the Loan Account maintained pursuant to this Clause shall be conclusive evidence of the existence and size of the obligations of the Borrower, save for manifest error.

20.           Events of Default

20.1         Any of the following events taking place shall constitute an Event of Default:

20.1.1      The Borrower shall fail to pay to the Lender any sum of Interest, principal or other sums due under this Agreement on the due date for any such sums and such failure shall continue for more than 3 (three) Banking Days after such due date; or

20.1.2      the Borrower shall fail to effect or at all times maintain the insurances required under this Agreement, including without limitation in the event that any Vessel’s amounts of hull and machinery and war insurances, whether due to currency fluctuations or otherwise, shall be less than 120% (one hundred and twenty per cent) of the Indebtedness relating to the relevant Tranche; or

20.1.3      any representation, warranty or covenant made or provided by the Borrower, any of the Shipowning Companies, SNIES, SNSA, SNTG-LIB., SNTG-BER., SNI, SNH or SNTG BV in this Agreement or the Securities or any certificate or statement delivered or made hereunder, including Schedule 6, shall prove to have been invalid, unenforceable in any relevant jurisdiction, incorrect or inaccurate in any material respect when made; or

20.1.4      the Borrower shall be in breach of its due performance or observance of any other provision, obligation, promise or undertaking of this Agreement or the Securities or there shall be a breach of the representations or warranties of this Agreement or any of the Securities or Schedule 6 and such breach shall continue unremedied for 10 calendar days after the Lender shall have given the Borrower notice of such breach or failure of due performance; or

20.1.5      any loan, debt or other obligation of the Borrower in respect of borrowed money (including under the Loan Agreement referred to in Clause 1.6 above) shall become due or declared due and payable and shall not then be paid, or other debts of the Borrower shall not be paid when due, unless in Lender’s opinion contested in good faith by the Borrower and adequate provision made; or

20.1.6      the Borrower, any Shipowning Company, SNIES, SNSA, SNTG-LIB., SNTG-BER., SNI, SNH or SNTG BV, shall be in default under any note purchase agreement or any other agreement, provided that such default involves a claim against the Borrower, any Shipowning Company, SNIES, SNSA, SNTG-LIB., SNTG-BER., SNI, SNH or SNTG BV exceeding USD 7,500,000 (United States Dollars seven million five hundred thousand);

20.1.7      Any Shipowning Company, SNSA or SNTG-LIB. shall be in any default under its guarantees, the SNSA Guarantee or the SNTG-LIB. Guarantee, and such default shall continue unremedied for 10 calen-

dar days after the Lender shall have given the Borrower notice of such default;

20.1.8      any of the Securities are not established, maintained, registered or perfected in accordance with this Agreement or shall in good faith become contested, invalid or unenforceable in full or in part in any jurisdiction in accordance with their respective terms;

20.1.9      the Borrower, any Shipowning Company, SNIES, SNSA, SNTG-LIB., SNTG-BER., SNI, SNH or SNTG BV suspend their payments, becomes insolvent within the meaning of the Danish insolvency legislation or the legislation of its jurisdiction, is wound up or is declared bankrupt or execution is levied on its assets or proceedings are commenced by or against it under any insolvency laws of any jurisdiction and such proceedings are not discharged within 30 days of having been so commenced and such proceedings shall in the absolute discretion of the Lender have a material adverse effect on the Borrower’s, such Shipowning Company’s, SNIES’, SNSA’s, SNTG-LIB.’s, SNTG-BER.’s, SNI’s, SNH’s and SNTG BV’s duty to perform its obligations hereunder, or any of these shall commence proceedings or negotiations with its creditors for a reorganisation, moratorium, composition of debts or similar arrangement;

20.1.10    any governmental or other consents, licenses, permissions, approvals, registrations or authorisations necessary or required for the operation of the Borrower’s business, including the Vessel, or for the validity, enforceability or legality of this Agreement, the Securities or other agreements to which the Borrower is a party are not obtained, are withdrawn or ceases to be in full force and effect;

20.1.11    Any Vessel is abandoned, condemned, looses the right to carry its flag of registration, is deleted or cancelled from the agreed ship register or sold or disposed of or if it is captured or seized and possession not regained within 15 days;

20.1.12    any Vessel is employed in a trade or operated in a manner which is contrary to this Agreement or any applicable law, regulation or con-

vention or not covered under the insurances required under Clause 15;

20.1.13    mortgages, pledges or other collateral are registered on any Vessel contrary to Clause 14.1 above;

20.1.14    any Vessel is arrested or incurs any maritime mortgage or lien with respect to damages, repairs or otherwise and such arrest, mortgage or lien shall not have been discharged or otherwise covered within a period of one month, unless contested in good faith;

20.1.15    any event shall occur which in the reasonable opinion of the Lender may result in a material adverse change (since the date hereof) in the ability of the Borrower, any Shipowning Company, SNIES, SNSA, SNTG-LIB., SNTG-BER., SNI, SNH or SNTG BV to meet its obligations or a material deterioration of the value of the Securities shall have occurred.

It is expressly understood and agreed that the adverse change referred to in this Clause in the Lender’s opinion must make it more likely than not that the Borrower, any Shipowning Company, SNIES, SNSA, SNTG-LIB., SNTG-BER., SNI, SNH or SNTG BV would be unable to pay its debt when such debt became due. In such situation the Lender must advise the Borrower, the Shipowning Company, SNIES, SNSA, SNTG-LIB., SNTG-BER., SNI, SNH or SNTG BV in writing of the event or events which in the Lender’s opinion constitute an adverse change and - without prejudice to the Lender’s right to claim an Event of Default - allow the Borrower, such Shipowning Company, SNIES, SNSA, SNTG-LIB., SNTG-BER., SNI, SNH or SNTG BV 14 days in which to dispute, clarify or respond otherwise;

20.1.16    the Borrower assumes or incurs any obligation in addition to those of which the Lender has been notified prior to the entering into of this Agreement, which in the opinion of the Lender has or may have a material adverse effect on the condition of the Borrower (financial or otherwise).

It is expressly understood and agreed that the adverse change referred to in this Clause in the Lender’s opinion must make it more likely than not that the Borrower would be unable to pay its debt when such debt became due. In such situation the Lender must advise the Borrower in writing of the event or events which in the Lender’s opinion constitute an adverse change and - without prejudice to the Lender’s right to claim an Event of Default - allow the Borrower 14 days in which to dispute, clarify or respond otherwise;

20.1.17    there is a breach of any of the undertakings included in the statements referred to in Clauses 17 and 18;

20.1.18    the Borrower shall, for any reason, fail to Novate the full Facility by 31 January 2003, unless otherwise agreed with the Lender; or

20.1.19    this Agreement or any of the Securities shall be invalid, not binding, unenforceable or illegal, in whole or in part.

20.2         In any such case as mentioned in Clause 20.1 and at any time thereafter and so long as any such Event of Default continues, the Lender may (in addition to any other remedies available to it or to the Lender by law):

(i)            by written notice to the Borrower declare that the Indebtedness or any Tranche or part thereof is immediately due and payable whereupon the same shall become so payable; and/or

(ii)           freely choose and decide whether and if so what Securities, including without limitation the Mortgage and any guarantees should be realised or rights exercised under the Securities as well as what rights of default or other remedies are to be established or exercised.

20.3         The amount to be repaid shall be calculated in accordance with Clause 8.3 hereof, however, without prejudice to any other sums owing to the Lender or to the Lender as a result of the Event of Default.

21.           Default Interest

21.1         Without prejudice to the other provisions of this Agreement, if the Borrower fails to pay when due any sum due or to become due hereunder, the Borrower shall from the date when such sum fell due pay Default Interest on the unpaid sum up to the date of payment, at an annual rate to be calculated by the Lender as:

•              For Market Loans: the higher of the aggregate of the Lender’s actual cost of funding or the six months’ USD LIBOR plus 5% (five per cent) p.a., and

•              For Index Loans and CIRR Loans: the higher of the aggregate of the Lender’s actual cost of funding or the rate of Interest applicable to the relevant Tranche plus 5% p.a. (five per cent per annum), and such rate to be determined for an Interest Period as the Lender may determine.

Such Default Interest shall be payable on demand and minimum on a monthly basis. If any payment of principal or Interest is not made on the relevant Interest Payment Date (or Repayment Date, as the case may be) Default Interest shall be payable from the relevant Due Date until the date of payment.

22.           Indemnity

22.1         In addition to the Default Interest, the Borrower shall indemnify the Lender against any loss or expense incurred by it which is attributable to the default by the Borrower in the payment of any sum due from the Borrower hereunder.

22.2         If for any reason, including without limitation the occurrence of an Event of Default, and without prejudice to the foregoing the Loan or any part thereof is prepaid or repaid to the Lender on a day other than in accordance with this Agreement, the Borrower shall pay to the Lender on demand such amount as may be necessary to compensate the Lender for any funding costs, including but not limited to Interest Breakage Costs.

23.           Assignment of this Agreement

23.1         The Borrower may not without the prior written consent of the Lender assign or transfer its rights or obligations hereunder or any part thereof, and any purported assignment or transfer shall be void.

23.2         The Lender is entitled to assign its rights and obligations hereunder, in part or in whole. The assignment of all or part of the Lender’s rights and obligations hereunder shall be effective when the Borrower receives written notice of such assignment together with a copy of such instrument effecting such assignment duly executed by the Lender and its assignee provided (i) that such assignment shall not result in the imposition of any costs, losses and expenses or tax on the part of the Borrower; and (ii) that no assignment may be made to any person which is not a financial institution or bank; and (iii) the Borrower has consented to the assignment, such consent not to be unreasonably withheld and such consent not being necessary if the assignment is made to an entity directly or indirectly controlled by the Lender. Upon any assignment, the assignee shall be entitled to the assignor’s rights under the Securities.

23.3         The Lender shall be entitled to disclose to any potential assignee or sub-participant such financial and other information regarding the Borrower as the Lender deem necessary or appropriate in connection herewith.

24.           Power of Attorney

24.1         The Borrower hereby irrevocably appoints the Lender as its true and lawful attorney-in-fact with full power to ask, require, demand, call in, endorse, receive, compound and give acquittance in respect of all money and claims due under or arising out of this Agreement and the Securities and to take all actions and initiate any proceedings which the Lender in its sole discretion find appropriate in order to maintain, enforce, realise or take possession of the Securities.

24.2         The Lender shall vis-a-vis third parties be entitled to realise the Securities without the intervention of any court and this Power of Attorney shall also constitute the necessary and required authorisation towards public authorities, the Cayman Islands Ship’s Registry and any and all third parties.

24.3         The Lender shall not exercise this Power of Attorney until it has declared that there is an Event of Default.

24.4         The Lender shall not be responsible to the Borrower for any loss incurred by the Borrower as a consequence of the Lender’s exercise of its Power of Attorney prescribed hereunder. If requested by the Lender, the Borrower shall issue a separate document evidencing this Power of Attorney.

25.           Liability of the Lender

25.1         The Lender can in no case be made liable for damage or loss due to legal provisions, public measure or the like, actual or imminent war or similar situations, revolt, civil unrest, natural catastrophe, strike, lockout, boycott or blockades, irrespective of whether the Lender is himself party to conflicts arising and irrespective of whether any conflicts arising affect only part of the functions of the Lender. The Lender cannot in any way be made liable for the consequences of any circumstances beyond his control, and the Lender cannot in any way be made liable for any consequential damages.

26.           Miscellaneous

26.1         The Lender’s omission to claim any event as an Event of Default or to invoke any other rights granted to the Lender hereunder shall not result in the Lender subsequently at any time not being entitled to claim such event (to the extent not remedied) or similar events as an Event of Default or invoke such rights.

26.2         Whenever reference is made to this Agreement it includes the Securities and other documents of this Agreement. In case of any discrepancy between this Agreement and the other documents this Agreement shall prevail.

26.3         The provisions of this Agreement are severable and if any of the obligations of the Borrower hereunder shall be invalid or unenforceable in any respect in any jurisdiction, this shall not affect the validity or enforceability of such obligation in any other jurisdiction or the validity or enforceability of the remaining obligations in that or any other jurisdiction.

26.4         In the event that the Borrower shall be prevented by law from making any payments to the Lender or to perform any of its other obligations, if such obligations are deemed by the Lender to be material for the ability of the Borrower to perform its obligations hereunder, then, this Agreement shall immediately terminate if so requested by the Lender upon notice to the Borrower (without prejudice to the rights of the Lender under this Agreement) whereupon all sums outstanding shall become due and payable by the Borrower to the Lender.

26.5         If at any time all of SNTG-BER., SNI, SNH and SNTG BV guarantee the full performance of the Borrower’s obligations under this Agreement, then the Lender shall reduce the Margin from 0.08 % p.a. (zero point zero eight per cent per annum) to 0.05 % p.a. (zero point zero five per cent per annum) and waive Clause 17.1.11 c), provided that the terms and substance of such new guarantees are acceptable to the Lender in its sole discretion.

27.           Law and Jurisdiction

27.1         Danish law shall apply to this Agreement, the Securities and other documents provided hereunder, unless otherwise agreed.

27.2         Any dispute arising out of or in connection with this Agreement or the Securities shall be settled by the Maritime and Commercial Court in Copenhagen, Denmark (“S0- og Handelsretten”). This shall, however, not limit the right of the Lender to initiate proceedings against the Borrower, any of its assets, or any of the Securities in any other competent jurisdiction. Any decision of the Maritime and Commercial Court in Copenhagen, Denmark, may be appealed to the Danish Supreme Court.

27.3         The Borrower agrees that the rights of the Lender according to this Agreement and according to the Securities can be enforced directly against the Borrower and the Securities pursuant to the principles contained in the Danish Act on Civil Procedure, Section 478, 1, 5.

28.           Communications

28.1         Each communication (including notices and service of legal proceedings) under this Agreement shall be made in writing by registered mail, delivered by hand, or sent by telex or fax in each such case followed by a confirmation in writing. Each communication or document to be delivered to any party under this Agreement shall be sent to it at the telex number, fax number or address, and marked for the attention, if any, from time to time designated by it to the Lender for the purpose of this Agreement.

Any communication between the parties shall be deemed to be received by that party, if sent by registered mail, two days after it was sent and receipt obtained, if delivered by hand, when delivered and receipt obtained and, if sent by telex or fax, when sent and answer back received.

All communications and documents shall - if so requested by the Lender from time to time - either be in English or accompanied by a certified translation into English.

28.2         Communications to the Borrower shall be sent to:

Stolt Tankers Finance B.V.
25 Karel Doormanweg,
3115 JD Schiedam
The Netherlands,
Telephone No.: 31 10 299-6640

Fax Number: 31 10 299-6709
Att.: Piet Hoogland

and with a copy to:

Stolt-Nielsen Transportation Group Ltd.
8 Sound Shore Drive
P.O. Box 2300
Greenwich, CT 06836
U.S.A.
Attn.: Mr Howard J. Merkel
Telephone No.: 1 (203) 625-3658
Fax Number: 1 (203) 625-3957

28.3         Communications to the Lender shall be sent to:

Danish Ship Finance (Danmarks Skibskreditfond)
1-3 Sankt Annae Plads
Postbox 3028
DK-1021 Copenhagen K
Denmark
Telephone No.:     +45 33 33 93 33
Fax Number:          +45 33 33 96 66
Telex Number:       16757 fond dk
Attn.: Ms Hanne Pedersen

[GRAPHIC OMITTED]

In WITNESS whereof this Loan Agreement has been entered into on the day and in the year written below and signed by the parties

For the Borrower:

Rotterdam, 20 November 2002	Witnessed by:

For Stolt Tankers Finance B.V.:

Piet Hoogland as per p.o.a.	[ ]

For the Lender:

Rotterdam, 20 November 2002	Witnessed by:

For Danmarks Skibskreditfond

Hanne Pedersen	Klaus Vilstrup

[GRAPHIC OMITTED]

As joint guarantors (“selvskyldnerkautionister”) for the full and timely performance of all and any of the Borrower’s obligations under this Loan Agreement.

Rotterdam, 20 November 2002

For Stolt-Nielsen S.A.:	Witnessed by:

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt-Nielsen Transportation Group Ltd., Liberia	Witnessed by

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt Innovation B.V.:	Witnessed by:

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt Confidence B.V.:	Witnessed by:

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt Inspiration B.V.:	Witnessed by

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt Creativity B.V.:	Witnessed by:

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt Efficiency B.V.:	Witnessed by:

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt Concept B.V.:	Witnessed by

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt Effort B.V.:	Witnessed by:

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt Perseverance B.V.:	Witnessed by:

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt Shipholding (Gibraltar) B.V.:	Witnessed by:

Piet Hoogland	[ ]

[GRAPHIC OMITTED]

We hereby confirm:

that we have assigned all of our rights and obligations under the Old Agreements

—       to Stolt Tankers Finance B.V.

that we shall remain fully liable for our performance of all obligations

—       accruing under the Old Agreements up to the date of full and final Novation under this Agreement (except for our indemnity obligations which shall survive such Novation), and that we have no claims against the Lender arising out of the Old Agreements and

—       the aforesaid assignment.

Rotterdam, 20 November 2002

For Stolt Innovation Limited:	Witnessed by:

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt Confidence Limited:	Witnessed by:

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt Inspiration Limited:	Witnessed by:

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt Creativity Limited:	Witnessed by:

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt Efficiency Limited:	Witnessed by:

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt Concept Limited:	Witnessed by:

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt Effort Limited:	Witnessed by:

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt Perseverance Limited:	Witnessed by:

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt Term B.V.:	Witnessed by:

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt Dipper B.V.:	Witnessed by:

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt Petrel B.V.:	Witnessed by:

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt Kite B.V.:	Witnessed by:

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Stolt Kittiwake B.V.:	Witnessed by:

Piet Hoogland	[ ]

Rotterdam, 20 November 2002

For Guillernot B.V.:	Witnessed by:

Piet Hoogland	[ ]